                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 8)*



                         BeautiControl Cosmetics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  074655 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 074655 10 1                    13G                  Page 2 of 4 Pages



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Richard W. Heath
      ###-##-####
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      U.S.A.
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     1,503,937*
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     1,503,937*
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     0
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,007,874* (includes 1,503,937 shares owned by the Reporting Person's spouse, Jinger L. Heath, beneficial ownership of which is disclaimed).

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      45.2% *includes stock owned by spouse and minor son.
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      IN
--------------------------------------------------------------------------------


* Includes 100 shares owned by the Reporting Person's minor son, Michael Heath, beneficial ownership of which is disclaimed.

CUSIP No. 074655 10 1               13G                        Page 3 of 4 Pages



Item 1(a)           Name of Issuer:
---------           --------------

                    BeautiControl Cosmetics, Inc.

Item 1(b)           Address of Issuer's Principal Executive Offices:
---------           -----------------------------------------------

                    2121 Midway
                    Carrollton, Texas  75006

Item 2(a)           Name of Person Filing:
---------           ---------------------

                    Richard W. Heath

Item 2(b)           Address of Principal Business Office or, if none, Residence:
---------           -----------------------------------------------------------

                    2121 Midway
                    Carrollton, Texas  75006

Item 2(c)           Citizenship:
---------           -----------

                    Mr. Heath is a citizen of the United States of America.

Item 2(d)           Title of Class of Securities:
---------           ----------------------------

                    Common Stock, $.10 par value

Item 2(e)           CUSIP Number:
---------           ------------

                    074655 10 1

Item 3              Status of Person Filing:
------              -----------------------

                    Not applicable.

Item 4              Ownership:
------              ---------

                    See Cover Sheet P.2.

Item 5              Ownership of Five Percent or Less of a Class:
------              --------------------------------------------

                    Not applicable.

CUSIP No. 074655 10 1               13G                        Page 4 of 4 Pages



Item 6              Ownership of More than Five Percent on Behalf of Another Person:
------              ---------------------------------------------------------------

                    Not applicable.

Item 7              Identification and Classification of the Subsidiary Which Acquired the Security Being
------              -------------------------------------------------------------------------------------
                    Reported on By the Parent Holding Company:
                    -----------------------------------------

                    Not applicable.

Item 8              Identification and Classification of Members of the Group:
------              ---------------------------------------------------------

                    Not applicable.

Item 9              Notice of Dissolution of Group:
------              ------------------------------

                    Not applicable.

Item 10             Certification:
------              -------------

                    Not applicable.

                                   SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:        February 13, 1996.

                                        /s/ Richard W. Heath
                                        --------------------------------------
                                        Richard W. Heath